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                              OMNIBUS FEE AGREEMENT
                              ---------------------


     THIS AGREEMENT is made as of this ____ day of ______, 2001 by and among JULIUS BAER MULTISTOCK FUNDS (the "Company"), a Massachusetts business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP ("BISYS LP") an Ohio limited partnership and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.


     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") which may consist of one or more series of shares of beneficial interest;

     WHEREAS, the Company and BISYS LP have entered into an Administration Agreement, dated as of the date hereof concerning the provision of management and administrative services for the investment portfolios of the Company (individually referred to herein as a "Fund" and collectively as the "Funds");



     WHEREAS, the Company and BISYS have entered into a Transfer Agency Agreement dated as of the date hereof, concerning the provision of transfer agency services for the Funds; and


     WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement and Transfer Agency Agreement referred to herein shall be referred to collectively as the "Service Agreements."


     2. Subject to the annual minimum fee set forth below, the Company shall pay to BISYS LP on the first business day of each month, or at such time(s) as BISYS LP shall request and the parties hereto shall agree, an annual asset-based fee, computed daily, at the rate of:


          Ten one-hundredths of one percent (.10%) of the Trust's daily net asset value up to $1 billion;

          Eight one-hundredths of one percent (.08%) of the Trust's daily net asset value in excess of $1 billion up to $1.5 billion; and

          Six one-hundredths of one percent (.06%) of the Trust's daily net asset value in excess of $1.5 billion.
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     The above-referenced fee shall be subject to an annual aggregate minimum fee of $70,000 per Fund. BISYS LP shall also be entitled to receive an account maintenance fee of $20.00 per shareholder account, per year which shall be payable monthly. To the extent the Company maintains two or more classes of shares, BISYS LP shall be entitled to receive an additional annual fee for each class of shares that is in addition to the initial class of shares. Such fee shall be equal to $15,000 per class.


        The fees set forth above shall be in addition to the payment of out-of-pocket expenses and miscellaneous service fees, as provided for in the Service Agreements.



     4. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company, personally, but bind only the trust property of the Fund, as provided in the Master Trust Agreement of the Company. The execution and delivery of the Agreement have been authorized by the Trustees and the sole shareholder of the Fund shares and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Master Trust Agreement. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and not upon the assets and property of any other sub-trust of the Company.


     5. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 330 Madison Avenue, New York, N.Y. 10017, Attn: Secretary; if to BISYS or BISYS LP, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                         JULIUS BAER MULTISTOCK FUNDS


                                         By:
                                               ---------------------------------

                                         Name:
                                               ---------------------------------

                                         Title:
                                               ---------------------------------

                                         BISYS FUND SERVICES LIMITED PARTNERSHIP

                                         By: BISYS FUND SERVICES, INC.,
                                             General Partner


                                         By:
                                               ---------------------------------

                                         Name:
                                               ---------------------------------

                                         Title:
                                               ---------------------------------

                                         BISYS FUND SERVICES OHIO, INC.

                                         By:
                                                ----------------------------

                                         Name:
                                                ----------------------------

                                         Title:

                                            ----------------------------

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